EXHIBIT 99.1

PennantPark Investment Corporation Announces an Increase of Its Quarterly Distribution to $0.145 per Share and Its Financial Results for the Quarter Ended March 31, 2022

MIAMI, May 04, 2022 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (NYSE: PNNT) announced today financial results for the second fiscal quarter ended March 31, 2022.

HIGHLIGHTS
Quarter ended March 31, 2022
($ in millions, except per share amounts)
Assets and Liabilities:
Investment portfolio (1)	$1,214.0
PSLF investment portfolio	$446.1
Net assets	$664.3
GAAP net asset value per share	$10.05
Quarterly increase in GAAP net asset value per share	(0.6)%
Adjusted net asset value per share (2)	$10.05
Quarterly increase in adjusted net asset value per share (2)	(0.6)%

Credit Facility	$215.9
2026 Notes	$146.3
2026 Notes-2	$160.9
SBA Debentures	$27.0
Regulatory Debt to Equity	0.81x
Regulatory Net Debt to Equity (3)	0.77x
GAAP Net Debt to Equity (4)	0.79x

Yield on debt investments at quarter-end	8.4%

Operating Results:
Net investment income	$11.7
Net investment income per share (GAAP)	$0.18
Distributions declared per share	$0.14

Portfolio Activity:
Purchases of investments	$178.0
Sales and repayments of investments	$405.5

Number of new portfolio companies invested	8
Number of existing portfolio companies invested	29
Number of ending portfolio companies	113

___________________
(1) Includes investments in PennantPark Senior Loan Fund, LLC, or PSLF, an unconsolidated joint venture, totaling $124.2 million, at fair value.
(2) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $2.0 million unrealized loss on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, or the Credit Facility, and, together with our credit facility with BNP Paribas, as amended, the Credit Facilities. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance net of $26.3 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(4) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $2.0 million unrealized loss on the Credit Facility, and net of $26.3 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 12:00 P.M. ET ON MAY 5, 2022

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will also host a conference call at 12:00 p.m. (Eastern Time) on Thursday, May 5, 2022 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (866) 548-4713 approximately 5-10 minutes prior to the call. International callers should dial (323) 794-2093. All callers should reference conference ID #6337368 or PennantPark Investment Corporation. An archived replay of the call will be available through May 19, 2022, by calling toll-free (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #6337368.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.145 PER SHARE

The Company declares an increase of its third fiscal quarter 2022 distribution to $0.145 per share, payable on July 1, 2022 to stockholders of record as of June 17, 2022. The distribution is expected to be paid from taxable net investment income. The final specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company's periodic report filed with the Securities and Exchange Commission.

PORTFOLIO AND INVESTMENT ACTIVITY

“The quarter was highlighted by the exit of Pivot Physical Therapy, which positions us well to pursue our plan to increase long term shareholder value,” said Art Penn, Chairman and CEO. “Our plan includes growing income by rotating equity proceeds into cash paying loans, continuing to execute on our stock repurchase program and growing our PSLF JV to generate enhanced Net Investment Income at PNNT. We are pleased to announce another dividend increase this quarter.”

As of March 31, 2022, our portfolio totaled $1,214.0 million, which consisted of $667.2 million of first lien secured debt, $134.8 million of second lien secured debt, $109.9 million of subordinated debt (including $76.1 million in PSLF) and $302.1 million of preferred and common equity (including $48.1 million in PSLF). Our debt portfolio consisted of 99% variable-rate investments and 1% fixed-rate investments. As of March 31, 2022, we had one portfolio company on non-accrual, representing 3.5% and 2.8% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $70.5 million as of March 31, 2022. Our overall portfolio consisted of 113 companies with an average investment size of $10.7 million, had a weighted average yield on interest bearing debt investments of 8.4% and was invested 55% in first lien secured debt, 11% in second lien secured debt, 9% in subordinated debt (including 6% in PSLF) and 25% in preferred and common equity (including 4% in PSLF). As of March 31, 2022, all of the investments held by PSLF were first lien secured debt.

As of September 30, 2021, our portfolio totaled $1,255.3 million and consisted of $552.5 million of first lien secured debt, $176.9 million of second lien secured debt, $121.2 million of subordinated debt (including $64.2 million in PSLF) and $404.7 million of preferred and common equity (including $41.2 million in PSLF). Our debt portfolio consisted of 92% variable-rate investments and 8% fixed-rate investments. As of September 30, 2021, we had no portfolio companies on non-accrual. Overall, the portfolio had net unrealized appreciation of $34.2 million as of September 30, 2021. Our overall portfolio consisted of 97 companies with an average investment size of $12.9 million, had a weighted average yield on interest bearing debt investments of 9.0% and was invested 44% in first lien secured debt, 14% in second lien secured debt, 10% in subordinated debt (including 5% in PSLF) and 32% in preferred and common equity (including 3% in PSLF). As of September 30, 2021, all of the investments held by PSLF were first lien secured debt.

For the three months ended March 31, 2022, we invested $178.0 million in eight new and 29 existing portfolio companies with a weighted average yield on debt investments of 7.2%. Sales and repayments of investments for the three months ended March 31, 2022 totaled $405.5 million. For the six months ended March 31, 2022, we invested $473.1 million in 24 new and 59 existing portfolio companies with a weighted average yield on debt investments of 7.8%. Sales and repayments of investments for the six months ended March 31, 2022 totaled $537.7 million.

For the three months ended March 31, 2021, we invested $74.8 million in three new and eight existing portfolio companies with a weighted average yield on debt investments of 7.9%. Sales and repayments of investments for the three months ended March 31, 2021 totaled $65.0 million. For the six months ended March 31, 2021, we invested $143.0 million in seven new and 23 existing portfolio companies with a weighted average yield on debt investments of 8.8%. Sales and repayments of investments for the six months ended March 31, 2021 totaled $167.6 million.

PennantPark Senior Loan Fund, LLC

As of March 31, 2022, PSLF’s portfolio totaled $446.1 million, consisted of 60 companies with an average investment size of $7.4 million and had a weighted average yield on debt investments of 7.2%.

As of September 30, 2021, PSLF’s portfolio totaled $405.2 million, consisted of 47 companies with an average investment size of $8.6 million and had a weighted average yield on debt investments of 7.2%.

For the three months ended March 31, 2022, PSLF invested $27.4 million (of which $11.5 million was purchased from the Company) in six new portfolio companies with a weighted average yield on debt investments of 7.5%. PSLF’s sales and repayments of investments for the same period totaled $2.3 million. For the six months ended March 31, 2022, PSLF invested $78.1 million (of which $59.6 million was purchased from the Company) in 15 new and two existing portfolio companies with a weighted average yield on debt investments of 7.5%. PSLF’s sales and repayments of investments for the same period totaled $37.9 million.

For the three months ended March 31, 2021, PSLF invested $32.5 million (of which $15.5 million was purchased from the Company) in four new and two existing portfolio companies with a weighted average yield on debt investments of 8.0%. PSLF’s sales and repayments of investments for the same period totaled $4.9 million. For the six months ended March 31, 2021, PSLF invested $63.3 million (of which $37.8 million was purchased from the Company) in six new and six existing portfolio companies with a weighted average yield on debt investments of 7.5%. PSLF’s sales and repayments of investments for the same period totaled $40.7 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and six months ended March 31, 2022 and 2021.

Investment Income

Investment income for the three and six months ended March 31, 2022 was $24.3 million and $52.7 million, respectively, which was attributable to $14.5 million and $34.6 million from first lien secured debt, $6.3 million and $10.8 million from second lien secured debt, $0.4 million and $2.3 million from subordinated debt and $3.1 million and $4.9 million from preferred and common equity, respectively. This compares to Investment income for the three and six months ended March 31, 2021 was $19.2 million and $38.0 million, respectively, which was attributable to $10.9 million and $22.1 million from first lien secured debt, $5.8 million and $10.6 million from second lien secured debt, $1.7 million and $3.4 million from subordinated debt and $0.9 million and $1.9 million from preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to the increase in the size of our debt portfolio.

Expenses

Expenses for the three and six months ended March 31, 2022 totaled $12.7 million and $28.5 million, respectively. Base management fee for the same periods totaled $5.0 million and $10.1 million, performance base incentive fee for the same periods totaled zero and $2.7 million, debt related interest and expenses totaled $6.5 million and $13.4 million, general and administrative expenses totaled $1.0 million and $1.9 million and provision for taxes totaled $0.2 million and $0.4 million, respectively. This compares to net expenses for the three and six months ended March 31, 2021 totaled $10.5 million and $20.9 million, respectively. Base management fee for the same periods totaled $4.3 million and $8.4 million, debt related interest and expenses totaled $4.9 million and $9.9 million, general and administrative expenses totaled $1.1 million and $2.3 million and provision for taxes totaled $0.2 million and $0.3 million, respectively. The increase in expenses for the three months ended March 31, 2022 compared to the same period in the prior year was primarily due to increased financing costs.

Net Investment Income

Net investment income totaled $11.7 million and $24.2 million, or $0.18 and $0.36 per share, for the three and six months ended March 31, 2022, respectively. Net investment income totaled $8.8 million and $17.1 million, or $0.13 and $0.25 per share, for the three and six months ended March 31, 2021, respectively. The increase in net investment income compared to the same period in the prior year was primarily due to increased investment income.

Net Realized Gains or Losses

Sales and repayments of investments for the three and six months ended March 31, 2022 totaled $405.5 million and $537.7 million, respectively, and net realized gains totaled $142.8 million and $116.7 million, respectively. Sales and repayments of investments for the three and six months ended March 31, 2021 totaled $65.0 million and $167.6 million, respectively, and net realized gains (losses) totaled $0.3 million and ($17.3) million, respectively. The change in realized gains was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and the Credit Facilities

For the three and six months ended March 31, 2022, we reported net change in unrealized depreciation on investments of $151.5 million and $104.7 million, respectively. For the three and six months ended March 31, 2021, we reported net change in unrealized appreciation on investments of $33.2 million and $126.7 million, respectively. As of March 31, 2022 and September 30, 2021, our net unrealized (depreciation) appreciation on investments totaled $(70.5) million and $34.2 million, respectively. The net change in unrealized depreciation on our investments compared to the same period in the prior year was primarily due to the reversal of the unrealized appreciation of PT Network Intermediate Holdings, LLC after realizing the investment.

For the three and six months ended March 31, 2022, the Truist Credit Facility had a net change in unrealized depreciation of $1.3 million and $0.3 million, respectively. For the three and six months ended March 31, 2021, the Truist Credit Facility had a net change in unrealized appreciation of $3.8 million and $16.9 million, respectively, respectively. As of March 31, 2022 and September 30, 2021, the net unrealized depreciation on the Credit Facilities totaled $2.0 million and $1.7 million, respectively. The net change in unrealized depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net change in net assets resulting from operations totaled $3.2 million and $28.7 million, or $0.05 and $0.43 per share, for the three and six months ended March 31, 2022, respectively. Net change in net assets resulting from operations totaled $38.5 million and $109.6 million, or $0.57 and $1.64 per share, for the three and six months ended March 31, 2021, respectively. The decrease in the net change in net assets from operations for the three and six months ended March 31, 2022 compared to the same periods in the prior year was primarily due to a decrease in unrealized appreciation.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. For more information on how the COVID-19 pandemic may impact our ability to comply with the covenants of the Credit Facility, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments”.

The annualized weighted average cost of debt for the six months ended March 31, 2022 and 2021, inclusive of the fee on the undrawn commitment and amendment costs on the Credit Facilities, amortized upfront fees on SBA debentures, was 4.8% and 3.5%, respectively.

As of March 31, 2022 and September 30, 2021, we had $247.1 million and $118.5 million of unused borrowing capacity under the Truist Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of March 31, 2022 and September 30, 2021, we had $217.9 million and $316.5 million, respectively, in outstanding borrowings under the Truist Credit Facility. The Truist Credit Facility had a weighted average interest rate of 2.8% and 2.4%, respectively, exclusive of the fee on undrawn commitments, as of March 31, 2022 and September 30, 2021.

As of March 31, 2022 and September 30, 2021, we had cash and cash equivalents of $26.3 million and $20.4 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

Our operating activities provided cash of $89.8 million for the six months ended March 31, 2022, and our financing activities used cash of $83.9 million for the same period. Our operating activities provided cash primarily due to our investment activities and our financing activities used cash primarily due to the repayments under the Truist Credit Facility.

Our operating activities provided cash of $46.8 million for the six months ended March 31, 2021 and our financing activities used cash of $38.8 million for the same period. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily to pay down the Truist Credit Facility and our SBA Debentures.

STOCK REPURCHASE PROGRAM

On February 9, 2022, we announced a share repurchase program which allows us to repurchase up to $25 million of our outstanding common stock in the open market at prices below our net asset value as reported in our then most recently published consolidated financial statements. The shares may be purchased from time to time at prevailing market prices, through open market transactions, including block transactions. Unless extended by our board of directors, the program, which may be implemented at the discretion of management, will expire on the earlier of March 31, 2023 and the repurchase of $25 million of common stock. During the three months ended March 31, 2022, we repurchased 913,454 shares of common stock in open market transactions for an aggregate cost (including transaction costs) of $7.1 million.

DISTRIBUTIONS

During the three and six months ended March 31, 2022, we declared distributions of $0.14 and $0.26 per share, for total distributions of $9.4 million and $17.4 million, respectively. For the same periods in the prior year, we declared distributions of $0.12 and $0.24 per share, for total distributions of $8.0 million and $16.1 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share data)

	March 31, 2022	September 30, 2021
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$875,230 and $729,811, respectively)	$901,587	$820,500
Non-controlled, affiliated investments (cost—$47,450 and $78,723, respectively)	36,730	50,161
Controlled, affiliated investments (cost—$361,809 and $412,587, respectively)	275,640	384,628
Total investments (cost—$1,284,490 and $1,221,121, respectively)	1,213,957	1,255,290
Cash and cash equivalents (cost—$26,259 and $20,383, respectively)	26,251	20,357
Interest receivable	3,394	4,958
Receivable for investments sold	—	12,793
Distribution receivable	2,420	1,694
Total assets	1,246,022	1,295,092
Liabilities
Distributions payable	9,386	8,045
Payable for investments purchased	9,620	8,407
Truist Credit Facility payable, at fair value (cost—$217,920 and $316,545, respectively)	215,899	314,813
2024 Notes payable, net (par— zero and $86,250, respectively)	—	84,503
2026 Notes payable, net (par— $150,000)	146,316	145,865
2026 Notes-2 payable, net (par— $165,000 and zero, respectively)	160,946	—
SBA debentures payable, net (par—$27,500 and $63,500, respectively)	27,026	62,159
Base-management fee payable, net	4,981	4,580
Performance based-incentive fee payable	—	575
Interest payable on debt	6,686	4,943
Accrued other expenses	837	1,058
Total liabilities	581,697	634,948
Commitments and contingencies
Net assets
Common stock, 66,131,651 and 67,045,105, respectively, shares issued and outstanding Par value $0.001 per share and 100,000,000 shares authorized	66	67
Paid-in capital in excess of par value	779,938	786,993
Accumulated deficit	(115,679)	(126,916)
Total net assets	$664,325	$660,144
Total liabilities and net assets	$1,246,022	$1,295,092
Net asset value per share	$10.05	$9.85

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$14,543	$11,669	$30,083	$23,101
Payment-in-kind	996	2,012	3,406	3,471
Other income	2,612	24	6,803	505
From non-controlled, affiliated investments:
Payment-in-kind	—	380	—	457
From controlled, affiliated investments:
Interest	2,343	2,177	4,609	4,454
Payment-in-kind	1,425	1,519	3,551	3,004
Dividend income	2,420	1,452	4,235	2,973
Total investment income	24,339	19,233	52,687	37,966
Expenses:
Base management fee	4,981	4,282	10,090	8,397
Performance-based incentive fee	—	—	2,657	—
Interest and expenses on debt	6,498	4,890	13,385	9,894
Administrative services expenses	250	505	500	1,010
Other general and administrative expenses	723	643	1,446	1,287
Expenses before provision for taxes	12,452	10,320	28,078	20,588
Provision for taxes on net investment income	200	150	400	300
Net expenses	12,652	10,470	28,478	20,888
Net investment income	11,687	8,763	24,209	17,078
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	1,889	319	7,090	2,450
Non-controlled and controlled, affiliated investments	140,898	—	109,624	(19,708)
Debt extinguishment	(1,132)	—	(2,801)	—
Provision for taxes on realized gain on investments	(5,060)		(5,060)
Net realized gain (loss) on investments and debt	136,595	319	108,853	(17,258)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(158,062)	11,207	(207,665)	87,612
Non-controlled and controlled, affiliated investments	6,610	21,969	102,982	39,069
Provision for taxes on unrealized appreciation on investments	5,045	—	—	—
Debt (appreciation) depreciation	1,285	(3,763)	289	(16,873)
Net change in unrealized appreciation (depreciation) on investments and debt	(145,122)	29,413	(104,394)	109,809
Net realized and unrealized gain (loss) from investments and debt	(8,528)	29,732	4,459	92,551
Net increase (decrease) in net assets resulting from operations	3,160	38,495	$28,668	109,629
Net increase (decrease) in net assets resulting from operations per common share	$0.05	$0.57	$0.43	$1.64
Net investment income per common share	$0.18	$0.13	$0.36	$0.25

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.0 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Richard Cheung PennantPark Investment Corporation (212) 905-1000 www.pennantpark.com